Obtaining Control of Credit Suisse Emerging Markets Equity Fund A

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 102,486 shares of the Fund which represented 69.01% of the Fund. As of October 31, 2015, Merchant Holdings ("Shareholder") owned 102,486 shares of the Fund, which represented 66.84% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Emerging Markets Equity Fund C

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 101,716 shares of the Fund which represented 58.15% of the Fund and Pershing LLC owned 73,205 shares of the Fund which represented
41.85% of the Fund.   As of October 31, 2015, Merchant Holdings
("Shareholder") owned 101,716 shares of the Fund, which represented 55.90% of the Fund and Pershing owned 73,205 share
of the Fund, which represented 40.23% of the Fund.   Accordingly,
both Merchant Holdings and Pershing continue to be a "controlling person" of the Fund.

Obtaining Control of Credit Suisse Emerging Markets Equity Fund I

As of April 30, 2015 Merchant Holdings ("Shareholder") owned 2,150,378 which represented 89.74% of the Fund. As of October 31, 2015, Merchant Holdings ("Shareholder") owned 2,150,378 shares of the Fund, which represented 85.98% of the Fund. Accordingly, Shareholder continues to be a controlling person of the Fund.